CONSULTING AGREEMENT

         CONSULTING AGREEMENT dated as of June 18, 2002 (this "Agreement") by and between Exus Networks, Inc., a Nevada corporation (the "Company"), and David E.Y. Sarna, an individual (Sarna" or the "Consultant").

                               W I T N E S S E T H

         WHEREAS, the Company wishes to retain Consultant to provide the Company with certain consulting services and consultant is willing to provide such consulting services, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

         Section 1. Retention of Sarna. The Company hereby retains and engages Sarna, and Sarna hereby accepts such engagement, in each case subject to the terms and conditions of this Agreement.

         Section 2.        Services.
                           --------
                  (a) On the terms and subject to the conditions herein contained, the Company hereby engages Consultant as a consultant, and Consultant hereby accepts such engagement.

                  (b) With regard to operations, strategic planning and business development, the Consultant shall consult with the Company regarding:

(i) developing new sources of business;

(ii)   identifying   and   analyzing   possible    strategic    alliances   with
telecommunication companies or others, and acquisitions;

(iii) evaluation and analysis of the Company's marketing plans and new products and services;

(iv) review of the business plans for the Company, including the review of budgets and projections;

(v) a detailed evaluation of the Company's competition in new and existing markets;

(vi) analysis of information on a periodic basis concerning the financial performance of the Company and the markets in which it operates;

(vii) identification of suitable merger and acquisition candidates; and

(viii) such other aspects of the business of the Company as Consultant and the Company may agree from time to time.

                  (c) In connection with any proposal made by Sarna pursuant to this Agreement, the Company and Sarna acknowledge that the Company shall not be obligated to accept such proposal or further obligate itself hereunder. Any arrangement or agreement between the Company and a third party shall be evidenced by an agreement duly authorized and executed by the Company.

         Section 3. Compensation. The Company agrees to pay to Sarna $186,000 as compensation for the services specified in Section 2 hereof. The Company acknowledges that it does not currently have the financial ability to pay for Sarna's services in cash. Therefore, in lieu of such cash payment and in consideration of the services heretofore rendered, and to be rendered by Sarna, pursuant to this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Company, the Company, concurrently with the execution hereof, shall issue to Sarna 6,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), which includes payment by the Consultant to the Company of the par value of the Shares.

         Section 4. Confidentiality; Non-Competition. Sarna acknowledges that in the course of his engagement, he will become familiar with trade secrets and other confidential information (collectively, "Confidential Information") concerning the Company. Sarna agrees that he shall retain the Confidential Information in strict confidence and not disclose to any third party any or all of the Confidential Information without the express written prior consent of the Company. Furthermore, Sarna agrees that during the Term (as defined below) and for a period of one year thereafter neither he nor any affiliate or family member shall directly or indirectly, for their account or on behalf of any other party, whether as an employer, employee, consultant, manager, member, agent, broker, contractor, stockholder, director, officer, investor, owner, lender, partner, joint venturer, franchisor, franchisee, licensor, licensee, sales representative, distributor or otherwise, or through any business entity or vehicle whatsoever: (i) conduct, advise or render services to any business activity in competition with the Company or (ii) solicit, hire or retain any employee or consultant of the Company or its affiliates, or persuade or entice any employee or consultant of the Company to leave the employ of the Company or its affiliates.

         Sarna agrees and acknowledges that, in the event of a threatened breach or default, or a breach or default, by the Consultant of the terms and conditions of this Section 4 of this Agreement, the Company would be irreparably harmed and thus will not have an adequate remedy at law. In the event of any such breach or default the Company shall be entitled to institute and prosecute proceedings in any federal or state court of competent jurisdiction to enforce the specific performance of the terms and conditions of this Section 4 and to enjoin further violations of the provisions of this Agreement. Such remedies shall however be cumulative and not exclusive and shall be in addition to any other remedies to which the Company may have.

Section 5. Term. This Agreement shall be for a term of one year commencing on the date hereof (the "Term").

Section 6. Representations and Warranties of Sarna.

         (a) Sarna represents and warrants to the Company that he is not acquiring the Shares with a view to, or for resale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

         (b)      Sarna represents and warrants to the Company that:

(i) Sarna is a natural person;

(ii) Sarna shall provide bonafide services to the Company pursuant to this Agreement; and

(iii) the services to be provided pursuant to this Agreement are not in connection with the offer or sale of securities and do not directly or indirectly promote or maintain a market for the Company's securities.

Section 7. Indemnification.

         The Company agrees to indemnify and hold harmless Sarna and his affiliates against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation to which Sarna is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with information provided by the Company which contains a material misrepresentation or material omission in connection with the provision of services by Sarna under this Agreement; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Sarna. The Company also agrees that Sarna shall not have any liability (whether direct or indirect in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of Sarna, except to the extent that any such liability results from Sarna's gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.

         Each party entitled to indemnification under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and any litigation resulting therefrom.

         Section 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

         Section 9. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the parties and supersedes and preempts any prior understanding or agreements, whether written or oral. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Sarna.

         Section 10. Successors and Assigns; No Assignment. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Sarna and the Company and their respective successors and permitted assigns. The Consultant acknowledges that the services to be rendered by him under this Agreement are unique and personal. Accordingly, the Consultant shall not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         Section 11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight courier service, telex or facsimile transmission or five business days if sent by registered or certified mail, return receipt requested, postage prepaid which shall be addressed to the following addresses:

                  If to the Company:       Exus Networks, Inc.
                                           150 E. 58th Street, 25th floor
                                           New York, New York 10155
                                           Attention: Isaac Sutton, President
                                           Telephone: (212) 514-6600
                                           Facsimile:

                  If to Sarna:             David E.Y. Sarna
                                           c/o Mettle Oxbridge LLC
                                           805 Third Avenue
                                           New York, NY 10022
                                           Telephone: (212) 661-4700
                                           Facsimile:   (212) 661-4709

         Section 12. Severability. If any provision of this Agreement or the application of any provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     Section 13. Section and Other Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 14. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

         Section 15. Independent Contractor. The Consultant agrees and acknowledges that he is solely responsible to pay all of his own taxes with respect to the issuance of the Shares to the Consultant hereunder. The Consultant shall not be entitled to receive, and shall not receive, any other benefits of employment from the Company, including, without limitation, disability insurance, worker's compensation or any other benefits incidental to any employer-employee relationship; it being the intention and agreement of the parties hereto that the Consultant's relationship with the Company is that of an independent contractor. Furthermore, this Agreement shall not be construed to create between the Company and the Consultant the relationship of principal or agent, joint venturers, co-partners or employer and employee, the existence of which is hereby expressly denied by the Company and the Consultant. The Consultant shall not be an agent of the Company for any purposes whatsoever and the Consultant shall have any right or authority to bind the Company or create any obligations, express ir implied, on behalf of or in the name of the Company.

         Section 16. No Conflicting Agreements. The Consultant represents that he is not a party to any other agreement or arrangement which would conflict with or interfere with the performance of his duties or obligations under this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                                     EXUS NETWORKS, INC.



                                           By:      /s/ Isaac H. Sutton___
                                                       ----------------------
                                               Name:    Isaac H. Sutton
                                               Title:   President




                                                     /s/ David E.Y. Sarna_
                                                     DAVID E.Y. SARNA